Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of (1) our reports dated February 26, 2007, relating to the consolidated financial statements and financial statement schedules of Rayonier Inc. and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Rayonier Inc. for the year ended December 31, 2006, and (2) our report dated February 26, 2007 (October 9, 2007 as to Note 23), relating to the consolidated financial statements of Rayonier Inc. and subsidiaries appearing in the Current Report on Form 8-K filed on October 9, 2007. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Jacksonville, Florida

January 7, 2008